Exhibit 99.1

Intermix Announces Record 2nd Quarter Revenues

Company Reports 57% Increase in 2nd Quarter Revenues

Business Realignment Continues With Key Network Investments

LOS ANGELES, CA, November 9, 2004 – Intermix Media, Inc. (AMEX:MIX), today reported record second quarter revenues of $17.8 million, compared to $11.3 million for the same quarter last year. Revenues for the six months ended September 30, 2004 were $34.5 million, compared to $24.3 million for the same period last year.

Second quarter net income was $4.8 million, including $5.3 million of gains on sale of assets and extinguishment of debt, compared to a net loss of ($3.6) million in the same period last year, which included $2.3 million of professional fees related to the Company’s restatement of quarterly financial results for fiscal year 2003. Second quarter net income before interest, taxes, depreciation and amortization expenses (“EBITDA”) was $5.4 million, compared to ($2.7) million in the same period last year.

Net income for the six months ended September 30, 2004 was $4.9 million, including $5.3 million of gains on sale of assets and extinguishment of debt, compared to a net loss of ($6.6) million in the same period last year, which included $3.2 million of professional fees related to the fiscal year 2003 accounting restatement. EBITDA for the six months ended September 30, 2004 was $6.3 million, compared to ($4.9) million in the same period last year.

Product marketing segment revenues for the quarter ended September 30, 2004 were $11.4 million, compared to $6.5 million for the same quarter last year. This increase was primarily due to greater sales of the Body Shapetm, Dream Shapetm and Hydrodermtm product lines at the Company’s Alena business unit.

Network segment revenues for the quarter ended September 30, 2004 were $6.4 million, compared to $4.8 million for the same quarter last year. This increase was primarily due to higher advertising and search revenues on the Intermix Network of websites, partially offset by lower subscription revenues on the Network’s dating website and lower E-mail advertising revenues.

As previously reported, the Company realized a $4.6 million gain on the sale of the assets of its SkillJam business in the second quarter. Intermix used $1.8 million of the sale proceeds to repay a $2.4 million convertible note payable to an affiliate of Sony Corporation of America resulting in a $630,000 gain on debt extinguishment.

As a result of the Company’s sale of the assets of its SkillJam business unit in July 2004 and the sale of its Body Dome fitness business unit in February 2004, the revenues and expenses of these units are classified as discontinued operations. These two discontinued business units had $1.5 million in revenues and a ($148,000) loss in the first six months of fiscal year 2005 compared to $6.8 million in revenues and a ($88,000) loss in the same period last year.

Intermix continues to incur professional fees related to the fiscal year 2003 accounting restatement and related regulatory and litigation costs, although at a significantly reduced rate than experienced in prior quarters. Including the effect of insurance coverage, the restatement related professional fees were $56,000 for the second quarter this year compared to $2.3 million in the same quarter last year.

Business Realignment and Growth Investments

Intermix continued its previously reported business realignment and made significant investments in the most recent quarter. These activities included the following:

•	The MySpace.com social networking web property experienced a significant increase in the number of new members and average user logins in the most recent quarter. MySpace.com now has over 4.7 million members. Intermix is making significant capital investments in network infrastructure and recruiting technical, sales and infrastructure personnel to support the anticipated continued growth of MySpace.com.

•	Intermix recruited a national sales team to sell branded advertising on its network of websites, which averages over four billion monthly advertising impressions. Early results are encouraging with several noteworthy sales to new large accounts.

•	Intermix purchased the assets of Supernation, LLC, which includes the Superdudes gaming network, for approximately $2 million, payable primarily in common stock. Superdudes’ core technologies have been integrated into Grab.com.

•	Grab.com was launched as Intermix’s premier casual gaming site with innovative community-based features including online games, friends list, an on site messaging system, avatar technology, ladders and tournaments, and a challenge engine. Grab.com received over 500,000 unique visitors and 2 million game plays in the first full month since its launch.

•	In November 2004, Intermix purchased Focalex, Inc for $4.3 million in cash and common stock. Foclex is an Internet advertising and affiliate marketing company through which Intermix expects to realize increased distribution of its proprietary content and branded products. Intermix is negotiating a $3 million bank line of credit to replace the cash portion of the purchase price. There can be no assurance that the bank line of credit will be completed on acceptable terms or at all.

•	SkillJam, an on-line, pay-to-play, skill gaming business was sold for $8 million and a percentage of net revenues generated by SkillJam’s European operations over the next five years.

Richard Rosenblatt, Chief Executive Officer, stated “We are extremely pleased with our recent results and even more excited about our long term prospects. The benefits of the restructuring and new business focus materialized quicker than we had expected. We now have the opportunity to become a market leader in both segments of our business. To capitalize on this momentum, we have decided to focus on long term growth and make additional investments in our business. These investments should provide a significant bottom line return by the middle of our next fiscal year. By focusing on top line growth in the near term, we believe we can become a category killer in viral entertainment, casual gaming and social networking.”

Fiscal Year 2005 Outlook

Intermix reaffirmed its previously-forecasted revenue growth of approximately 22% to 26% over prior year results with revenue of approximately $70 million to $72 million for fiscal year 2005. The Company’s forecasted net income for the fiscal year includes $5.3 million in gains from the sale of assets and extinguishment of debt which were realized in the second quarter. Intermix has lowered its forecasted net income for fiscal year 2005 to a range of $5 million to $6 million. The Company expects to hire additional technical, sales and infrastructure personnel and make significant capital investments in network infrastructure to support the anticipated growth of its network of websites, including Grab.com and MySpace.com, over the last two quarters of fiscal year 2005. The Company’s revised net income outlook is attributed primarily to these additional costs and investments. The Company continues to expect product marketing segment revenues to grow significantly faster than network segment revenues in fiscal year 2005.

For the third quarter of fiscal year 2005, ending December 31, 2004, Intermix expects to report revenue of between $18 million and $19 million compared to $14 million in the same quarter last year. The Company expects to incur a small loss for the quarter but have positive EBITDA.

Conference Call

Intermix will hold a conference call and webcast to discuss the Company’s second quarter 2005 financial results, as well as provide a general business update on Tuesday, November 9, 2004, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). Those wishing to join the conference call should dial (877) 699-1062 (international callers dial (706) 634-6379) and request the Intermix Media conference call.

Consolidated Statements of Operations

(In thousands, except per share data - unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2004	2003	2004	2003
Revenues	$17,762	$11,315	$34,509	$24,318
Cost of revenues	4,058	2,458	8,051	5,901

Gross profit	13,704	8,857	26,458	18,417

Operating expenses:
Marketing and sales	8,141	4,351	14,680	10,379
Product development	1,596	1,347	3,229	2,872
General and administrative	4,013	3,746	8,337	7,657
Restatement professional fees	56	2,261	(281)	3,223
Amortization of other intangible assets	267	321	534	641

Total operating expenses	14,073	12,026	26,499	24,772

Operating loss	(369)	(3,169)	(41)	(6,355)
Interest expense, net	(83)	(118)	(172)	(203)
Gain on debt extinguished	630	—	630	—

Income (loss) from continuing operations before income taxes	178	(3,287)	417	(6,558)
Income taxes	(22)	—	(27)	—

Income (loss) from continuing operations	156	(3,287)	390	(6,558)
Loss from discontinued operations	(44)	(311)	(148)	(88)
Gain on sale of SkillJam	4,647	—	4,647	—

Net income (loss)	4,759	(3,598)	4,889	(6,646)
Preferred stock dividends and liquidation preference	(169)	(17)	(339)	(34)
Income allocated to preferred stockholders	(997)	—	(1,024)	—

Income (loss) to common stockholders	$3,593	$(3,615)	$3,526	$(6,680)

Income (loss) from continuing operations:
Basic per share	$—	$(0.13)	$—	$(0.25)
Diluted per share	—	(0.13)	—	(0.25)
Gain on sale of SkillJam:
Basic per share	0.12	—	0.12	—
Diluted per share	0.12	—	0.12	—
Income (loss) to common stockholders:
Basic per share	0.12	(0.14)	0.12	(0.25)
Diluted per share	0.12	(0.14)	0.12	(0.25)

Consolidated Balance Sheets

(In thousands - unaudited)

	September 30, 2004	March 31, 2004
Assets
Current assets:
Cash and cash equivalents	$4,802	$6,245
Restricted cash	2,004	2,116
Accounts receivable, net	3,938	3,901
Inventories, net	2,238	1,168
Net assets of SkillJam held for sale	—	102
Prepaid expenses and other assets	4,582	3,136

Total current assets	17,564	16,668
Property and equipment, net	3,151	2,454
Goodwill	16,646	14,882
Other intangible assets, net	2,302	2,520
Deposits and other assets	1,002	974

Total assets	$40,665	$37,498

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,024	$5,793
Accrued expenses	2,886	3,317
Deferred revenue	1,611	892
Current portion of debt obligations	—	5,224
Current portion of capitalized lease obligations	129	489

Total current liabilities	9,650	15,715
Capitalized lease obligations, less current portion	16	33
Obligation to issue common stock	1,798	—

Total liabilities	11,464	15,748
Stockholders’ equity	29,201	21,750

Total liabilities and stockholders’ equity	$40,665	$37,498

Reconciliation of Net Income to EBITDA (Note 1)

(in thousands, unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2004	2003	2004	2003
	(Note 2)	(Note 3)	(Note 2)	(Note 3)
Net income (loss)	$4,759	$(3,598)	$4,889	$(6,646)
Plus interest expense, net	83	118	172	203
Plus income taxes	22	—	27	—
Plus amortization of other intangible assets	267	321	534	641
Plus depreciation and amortization of property and equipment	318	441	697	861

EBITDA	$5,449	$(2,718)	$6,319	$(4,941)

Note (1) - EBITDA included in this press release is a non-GAAP financial measure which represents net income excluding the effects of interest, income taxes, depreciation and amortization expenses. EBITDA, as defined above, may not be similar to EBITDA measures used by other companies and is not a measurement under generally accepted accounting principles.

We believe that EBITDA provides useful information to investors about the Company’s performance because it eliminates the effects of period to period changes in costs associated with capital investments and interest on our debt and capital lease obligations that we do not believe are reflective of the underlying performance of the Company’s business operations. Management uses EBITDA in evaluating the overall performance of the Company’s business operations.

Although management finds EBITDA useful for evaluating aspects of the Company’s business, its reliance on this measure is limited because the excluded items often have a material effect on the Company’s earnings and earnings per share calculated in accordance with GAAP. Therefore, management always uses EBITDA in conjunction with GAAP earnings and earnings per share measures. The Company believes that EBITDA provides investors with an additional tool for evaluating the Company’s core performance, which management uses in its own evaluation of performance, and a base line for assessing the future earnings potential of the Company. While the GAAP results are more complete, the Company provides investors with this supplemental metric since, with a reconciliation to GAAP, it may allow for greater insight into the Company’s financial results.

Note (2) - EBITDA would have been $802,000 and $1.7 million for the three months and six months ended September 30, 2004, respectively after excluding the $4,647,000 gain on sale of SkillJam assets.

Note (3) - EBITDA would have been ($457,000) and ($1,718,000) for the three months and six months ended September 30, 2003, respectively after excluding $2,261,000 and $3,223,000, respectively of professional fees related to the fiscal year 2003 accounting restatement.

About Intermix Media

Intermix Media is a leading online media and entertainment company that leverages proprietary technologies, analytical marketing tools, and unique viral and user generated content across its vast online network and develops ecommerce brands. Intermix Media operates through two business units — the Intermix Network and Alena.

The Intermix Network reaches over 15 million consumers each month through more than 50 websites grouped into three main categories: social networking, casual gaming and viral entertainment. MySpace.com is the Internet’s leading social networking site with over 4.7 million members. Grab.com, Intermix’s premier gaming site, is the first and most comprehensive self-governing casual gaming website. In addition, Intermix Network users share over 500,000 pieces of content per day making it one of the most shared content destinations on the Web.

Beginning with the Intermix Network, Alena utilizes the Internet to provide a complete start-to-finish solution for bringing new products to market through a unique integration of proprietary technologies and analytical marketing.

Safe Harbor Statement

Information contained in this press release contains forward-looking statements that involve risks, uncertainties and assumptions about our business. No assurances can be given that the future results or events covered by such forward-looking statements will be achieved, and we assume no obligation to update any such forward-looking statements. The factors which could cause actual results or events to differ materially from those suggested by any such statements include, but are not limited to, those discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 and Current Reports on Form 8-K, which include risks or uncertainties associated with, among others: litigation and regulatory proceedings regarding the restatement of our fiscal year 2003 quarterly financial statements; the risk that cash advances made to Sharman Networks are not fully recouped from the sharing of revenues; actual demand by customers for our products and services and advertising inventory may not meet expectations; changes in governmental, Web browser or Internet service provider regulations, policies and technology affecting commercial electronic communications and advertising revenues may occur; we may not be able to expand our infrastructure and scale our software to support the increased traffic to our websites; or the and risks related to the integration of, or the realization of the benefits expected from, acquisitions. The preceding matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results covered in such forward-looking statements. Other factors could also cause actual results to vary materially from the future results covered in such forward-looking statements.